Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS NET INCOME FOR SECOND QUARTER OF 2021

Highlights from Second Quarter 2021 Results:

•Net Sales of $105 million
•Net income of $3.3 million
•Strong order activity throughout the quarter

DALTON, GEORGIA (August 5, 2021) -- The Dixie Group, Inc. (NASDAQ: DXYN) today reported financial results for the quarter ended June 26, 2021. For the second quarter of 2021, the Company had net sales of $104,833,000 and an income from continuing operations of $3,410,000 or $0.21 per diluted share. Net sales for the second quarter of 2020 were $60,824,000. The net loss from continuing operations in the second quarter of 2020 was $6,979,000 or -$0.46 per diluted share.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “During the second quarter of 2021 we were able to build on the momentum we experienced through the end of the first quarter.
Overall, net sales increased 72.3% compared with the second quarter of 2020. Net sales of our residential floorcovering products were up 99.5%, or close to double the comparable residential sales from the second quarter of 2020, comparing favorably to the industry which we believe was up approximately 50-55%. For the first six months of the year, our total net sales of residential products was up 55.1% over the same period in the prior year. This significant year over year increase in the net sales of our residential floor covering products was the result of the impact of the COVID-19 pandemic in the second quarter of 2020 and strong growth in new and existing home sales and home remodeling in 2021. Sales volume in the commercial markets has improved but continued to be at lower levels.

Our second quarter was punctuated by three major events, two of which will have a significant impact on our future.

First, a ransomware attack, which occurred in mid-April, impacted our operations and both internal and external communications. Certainly, our April results were negatively impacted but we were able to return to more normal operations later in the quarter with limited impact on our customers.

Second, the sale of the STAINMASTER® brand to Lowes and the withdrawal of the brand from independent retailers as well as the price changes by Invista will have a long lasting impact on our business. We are executing a plan to enhance our brand and competitive offerings to the market.

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The Dixie Group Reports Second Quarter 2021 Results

August 5, 2021

Lastly, we have entered into an agreement in principle for the sale of our commercial business. This sale would represent a major change of focus for our Company. We are currently negotiating terms and conditions of the proposed sale. Upon successful completion of the sale, our entire focus would be solely on the residential floorcovering market where our well known and respected brands continue to gain market share.

While many of our planned second quarter product launches were delayed by the ransomware attack, we were still able to launch some key products into the residential market. On the soft surface side, we launched four new TECHnique patterns in our Masland and Fabrica divisions. These are high-end patterns tufted on the latest tufting innovation in the market, and produced with EnVision66™ fiber. We also launched several other EnVision66™ products across all divisions, bringing our total EnVision66™ offering to 31 styles, with additional styles coming during the third quarter. In April, we unveiled our new EnVisionSD Pet Solutions™ program with five new special edition styles expected to begin hitting retail stores this summer. EnVisionSD Pet Solutions™ styles are produced with a solution dyed nylon 6,6 fiber which has built in stain resistance and stands up to the toughest stains and wear and tear from today’s active families and their pets.

One key event for the industry during the second quarter was the sale of the STAINMASTER® brand by Invista to Lowe’s. Over the last couple of years, our Company had begun developing alternative fiber offerings in order to diversify our sources of raw materials and help prepare for such an eventuality. We had also introduced Envision66™ products as our new brand to the industry. In response to this event, we quickly developed a multifaceted strategy to help our specialty retail customers transition their showrooms from the STAINMASTER® brand to our EnVision66™ and EnVisionSD Pet Solutions™ brands. A key component of this effort was the development of the Premier Flooring Center™ (PFC). The PFC was developed as a non-disruptive, turnkey solution for existing STAINMASTER® Flooring Center retailers. The PFC offers a retail friendly selling system for upselling to better goods and focuses on the benefits of nylon 6,6. It also provides new signage, labels, and in store merchandising materials to create a fresh new look and feel in these showrooms. We will be installing the PFC in about 200 stores during this summer.

On the hard surface side, we introduced two new key programs in our luxury vinyl category. TRUCOR™ 3DP, a new collection of 12 wood and tile visuals in our TRUCOR™ family, is built on a SPC core, and features an enhanced digital print technology. These beautiful products deliver high definition visuals, an AC5 scratch resistance rating for exceptional durability, and virtually eliminate the pattern repeat found in most LVF products currently on the market. We also introduced TRUCOR™ Applause, a SPC offering with eight SKUs made in the USA. This is our first domestically sourced luxury vinyl program, and we are seeing great reception to the competitive price points and simplified supply chain for this offering.

Our commercial business and the commercial market continues to be adversely impacted by COVID-19. Our sales of commercial floorcovering products during the quarter were down approximately 8% from the previous year. We are beginning to see improvement, but we believe the recovery will be longer coming and not as dynamic as the residential market recovery. On June 30, 2021 we announced that we had entered into an agreement in principle for the sale of our commercial business. We are continuing to discuss the terms and conditions of the agreement,” Frierson concluded.

Our gross profit as a percentage of net sales was 24.6% for the second quarter of 2021, compared to our 20.1% gross profit margin in the second quarter of 2020. We have implemented price increases in 2021 to mitigate the impact of higher raw material and personnel costs. Our selling and administrative expenses for the quarter were
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The Dixie Group Reports Second Quarter 2021 Results

August 5, 2021

20.1% of net sales, an improvement of seven percentage points from our level of 27.2% in the second quarter of 2020 as we continue to retain many of the cost saving initiatives implemented as part of our response to the COVID-19 pandemic. Our receivables increased $10.9 million as compared to the first quarter in 2021, primarily due to higher sales for the period. Net inventories increased $1.7 million during the quarter. This increase was due to higher sales volume and demand. Our accounts payable and accrued expenses increased by $12.7 million year over year and $5.6 million on the quarter. Our capital expenditures for the second quarter of 2021 were $1.8 million and are planned for 2021 level of approximately $5.0 million. Interest expense was $1.2 million for the second quarter of 2021. The change in working capital during the quarter, particularly the increase in receivables, contributed to a $1.9 million increase in debt during the quarter. Our availability at the end of the quarter was $40.2 million under our line of credit with our senior credit facility.

Our residential floorcovering sales and orders for the first 5 weeks of the quarter have continued at a very strong pace, well ahead of the same period a year ago. Both residential sales and orders are approximately 30% ahead of sales and orders last year and 2019 as well. Due to increased cost pressure on many fronts, industry wide price increases were announced during the later half of the second quarter. Additional price increases have been announced for August. Raw material, labor and transportation costs have continued to escalate.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at https://investor.dixiegroup.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time on August 5, 2021. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (877) 407-0989 and entering 13721095 at least 10 minutes before the appointed time. The Dixie Group, Inc. is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, AtlasMasland and Dixie International brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports Second Quarter 2021 Results

August 5, 2021

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings (loss) per share)

	Three Months Ended		Six Months Ended
	June 26, 2021	June 27, 2020	June 26, 2021	June 27, 2020

NET SALES	$104,833	$60,824	$191,134	$141,401
Cost of sales	79,058	48,580	145,885	110,164
GROSS PROFIT	25,775	12,244	45,249	31,237
Selling and administrative expenses	21,043	16,523	41,157	36,920
Other operating expense, net	33	100	35	8
Facility consolidation and severance expenses, net	71	1,246	96	1,270
OPERATING INCOME (LOSS)	4,628	(5,625)	3,961	(6,961)
Interest expense	1,242	1,357	2,571	2,642
Other income, net	—	(3)	(1)	(7)
Income (loss) from continuing operations before taxes	3,386	(6,979)	1,391	(9,596)
Income tax benefit	(24)	—	(51)	(4)
Income (loss) from continuing operations	3,410	(6,979)	1,442	(9,592)
Loss from discontinued operations, net of tax	(61)	(81)	(121)	(157)
NET INCOME (LOSS)	$3,349	$(7,060)	$1,321	$(9,749)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.22	$(0.46)	$0.09	$(0.63)
Discontinued operations	0.00	(0.01)	(0.01)	(0.01)
Net income (loss)	$0.22	$(0.47)	$0.08	$(0.64)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.21	$(0.46)	$0.09	$(0.63)
Discontinued operations	0.00	(0.01)	(0.01)	(0.01)
Net income (loss)	$0.21	$(0.47)	$0.08	$(0.64)

Weighted-average shares outstanding:
Basic	15,119	15,331	15,102	15,344
Diluted	15,249	15,331	15,232	15,344

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The Dixie Group Reports Second Quarter 2021 Results

August 5, 2021

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	June 26, 2021	December 26, 2020
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$2,398	$1,920
Receivables, net	51,470	37,716
Inventories, net	91,384	85,399
Prepaids and other current assets	5,562	8,296
Total Current Assets	150,814	133,331

Property, Plant and Equipment, Net	55,039	57,904
Operating Lease Right-Of-Use Assets	20,330	22,074
Other Assets	19,819	19,559
TOTAL ASSETS	$246,002	$232,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$27,733	$19,058
Accrued expenses	31,669	25,965
Current portion of long-term debt	4,502	6,116
Current portion of operating lease liabilities	3,271	3,323
Total Current Liabilities	67,175	54,462

Long-Term Debt, Net	73,431	72,041
Operating Lease Liabilities	17,775	19,404
Other Long-Term Liabilities	22,019	23,170
Stockholders' Equity	65,602	63,791
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$246,002	$232,868

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The Dixie Group Reports Second Quarter 2021 Results

August 5, 2021

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and prior period results, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States. In considering our supplemental financial measures, investors should bear in mind that other companies that report or describe similarly titled financial measures may calculate them differently. Accordingly, investors should exercise appropriate caution in comparing our supplemental financial measures to similarly titled financial measures reported by other companies.

Non-GAAP Summary

	Three Months Ended		Six Months Ended
	June 26, 2021	June 27, 2020	June 26, 2021	June 27, 2020
Income (loss) as reported	$3,349	$(7,060)	$1,321	$(9,749)
Loss from discontinued operations, net of tax	(61)	(81)	(121)	(157)
Income (loss) from continuing operations	3,410	(6,979)	1,442	(9,592)

Corporate Office Consolidation	—	(3)	—	5
Profit Improvement Plans	71	230	96	246
COVID-19 Recovery Plan	—	1,019	—	1,019
Total All Plans	71	1,246	96	1,270
Income (loss)	$3,481	$(5,733)	$1,538	$(8,322)
Diluted shares	15,249	15,331	15,232	15,344
Adjusted earnings (loss) per diluted share	$0.22	$(0.37)	$0.10	$(0.54)

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